Exhibit 99.1
NEWS RELEASE

Sylvamo First Quarter Results In Line With Guidance

Adjusted Operating Earnings Per Share Up More Than 85% vs. First Quarter 2022

MEMPHIS, Tenn. – May 9, 2023 – Sylvamo (NYSE: SLVM), the world’s paper company, is releasing first quarter 2023 earnings.

Message from the Chairman and Chief Executive Officer

“We generated $208 million in adjusted EBITDA, which was consistent with our outlook of $205 million to $215 million, and achieved a 22% adjusted EBITDA margin,” said Jean-Michel Ribiéras. “We maintained a strong balance sheet and repurchased 80% of our outstanding notes to eliminate restrictive covenants in the notes agreement. These steps enabled us to continue on the path to returning more cash to shareowners.”

Financial Highlights – First Quarter vs. Fourth Quarter

•Net income from continuing operations of $97 million ($2.25 per diluted share) vs. $88 million ($1.99 per diluted share)
•Adjusted operating earnings1 (non-GAAP) of $108 million ($2.51 per diluted share) vs. $87 million ($1.97 per diluted share)
•Adjusted EBITDA2 (non-GAAP) of $208 million (22% margin) vs. $170 million (18% margin)
•Cash provided by operating activities from continuing operations of $63 million vs. $142 million
•Free cash flow3 (non-GAAP) of $2 million vs. $84 million

Commercial and Operational Highlights – First Quarter vs. Fourth Quarter

•Adjusted EBITDA, including $17 million from the newly-acquired Nymolla mill, increased by $38 million, which was in line with our guidance
•Compared to the fourth quarter, excluding Nymolla:
◦Price and mix decreased by $8 million, due to pricing pressure on both pulp and paper in Europe, while remaining stable in Latin America and North America
◦Volume declined by $34 million due to seasonal weakness in Latin America and channel inventory destocking in Europe and North America

◦Operations and costs improved by $18 million, driven by lower annual incentive plan expense in the first quarter and favorable foreign exchange rates
◦Planned maintenance outage expenses decreased by $31 million with no planned outages
◦Input costs improved by $14 million, driven by favorable energy and transportation costs
◦Free cash flow reflected increases in working capital and annual incentive compensation payments

Second Quarter Outlook

•We expect adjusted EBITDA to be $115 million to $125 million
•Compared to the first quarter:
◦Price and mix are expected to decrease by $45 million to $50 million, reflecting the realization of prior price decreases for pulp in all regions and paper in Europe as well as less favorable product mix
◦Volume is projected to improve by $10 million to $15 million, with seasonally stronger volume in Latin America
◦Operations and costs are expected to increase by $10 million to $15 million primarily due to unabsorbed fixed costs
◦Input and transportation costs are projected to improve by $15 million to $20 million, with favorable trends in energy and chemicals
◦Total planned maintenance outage expenses are expected to increase by $59 million, with two-thirds of 2023 planned maintenance outage costs scheduled for the second quarter

Management Summary

We now project 2023 adjusted EBITDA of $720 million to $770 million, which reflects the impacts of previously announced pulp price decreases, updated views on pulp and paper prices and volume, continued channel inventory corrections and more favorable input and transportation cost trends. We also now project free cash flow of $250 million to $280 million.

The integration of our new mill in Sweden is proceeding well. We expect Nymolla to continue strengthening our performance while enabling us to serve customers across Europe and around the world more effectively.

We maintained a strong balance sheet, achieving a net debt-to-adjusted EBITDA ratio of 1.1x and improved our financial flexibility by increasing our ability to return more cash to shareowners. We repurchased $360 million of our 2029 notes, which eliminated restrictive covenants related to the notes. We replaced the notes with Term Loan A and short-term debt.

We returned $21 million of cash to shareowners in the first quarter. Returning more cash to shareowners remains a priority.

We announced a cooperation agreement with our largest shareowner, Atlas Holdings, in February. Our board added two independent directors and terminated the shareholder rights plan adopted in April 2022.

Our board also declared a quarterly dividend of $0.25 per share for the second quarter, which we paid on April 27.

Our 2030 goals demonstrate our commitment to produce paper in the most responsible and sustainable ways. In April, we received formal approval of our greenhouse gas emissions targets from the Science Based Target initiative (SBTi). We expect to reduce our 2030 Scope 1, 2 and 3 greenhouse gas emissions by 35% from a 2019 baseline and define a pathway to net zero emissions.

Sylvamo will achieve its vision to be the world’s paper company – the employer, supplier and investment of choice – by implementing our three-pronged strategy of commercial excellence, operational excellence and financial discipline.

1 Adjusted Operating Earnings (non-GAAP) are net income (loss) (GAAP) excluding discontinued operations, net of tax and net special items. Management uses this measure to focus on ongoing operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present combined operating results. The Company believes that using this information, along with net income (loss), provides for a more complete analysis of the results of operations. Net income (loss) is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Condensed Consolidated Statement of Operations and related notes included later in this release.

2 Adjusted EBITDA (non-GAAP) is net income (loss) (GAAP) excluding discontinued operations, net of tax, plus the sum of income taxes, net interest expense (income), depreciation, amortization and cost of timber harvested, transition service agreement expense, stock-based compensation, and, when applicable for the periods reported, net special items. Management uses this measure in managing the operating performance of our business and believes that Adjusted EBITDA and Adjusted EBITDA Margin provide investors and analysts meaningful insights into our operating performance and Adjusted EBITDA is a relevant metric for the third-party debt. The Company believes that using this information, along with net income (loss), provides for a more complete analysis of the results of its operations. Net income (loss) is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Condensed Consolidated Statement of Operations and related notes included later in this release.

3 Free Cash Flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operating activities from continuing operations. Management utilizes this measure in connection with managing our business and believes that Free Cash Flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet and service debt, and return cash to shareowners. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures. Free Cash Flow also enables investors to perform meaningful comparisons between past and present periods.

Select Financial Measures

(In millions)	First Quarter 2023	Fourth Quarter 2022	First Quarter 2022
Net Sales	$959	$927	$821
Net Income from Continuing Operations	97	88	55
Net Income	97	94	26
Business Segment Operating Profit	166	133	103
Adjusted Operating Earnings	108	87	59
Adjusted EBITDA	208	170	146
Cash Provided By Operating Activities From Continuing Operations	63	142	48
Free Cash Flow	2	84	32

Segment Information
Sylvamo uses business segment operating profit to measure the earnings performance of its businesses and is calculated as set forth in footnote (f) under the "Sales and Earnings by Business Segment" table (page 8). First quarter 2023 net sales by business segment and operating profit by business segment compared with the fourth quarter of 2022 and the first quarter of 2022 are as follows:

Business Segment Results

(In millions)	First Quarter 2023	Fourth Quarter 2022	First Quarter 2022
Net Sales by Business Segment
Europe	$248	$119	$117
Latin America	222	289	215
North America	505	527	508
Inter-segment Sales	(16)	(8)	(19)
Net Sales	$959	$927	$821
Operating Profit by Business Segment
Europe	$23	$12	$2
Latin America	46	56	39
North America	97	65	62
Business Segment Operating Profit	$166	$133	$103
Operating profits in the first quarter of 2023:
Europe - $23 million compared with $12 million in the fourth quarter of 2022. Earnings were higher as the $16 million of operating profit contributed by Nymolla and lower operating and input costs more than offset lower volumes.
Latin America - $46 million compared with $56 million in the fourth quarter of 2022. Earnings were lower as lower operating costs and planned maintenance outage costs were more than offset by lower volumes.

North America - $97 million compared with $65 million in the fourth quarter of 2022. Earnings were higher as lower operating and input costs, and lower planned maintenance outages more than offset lower volumes.
Effective Tax Rate
The reported effective tax rate for continuing operations for the first quarter of 2023 was 31%, compared to 28% for the fourth quarter of 2022. The higher rate for the first quarter was due to the mix of earnings in our regions and unfavorable U.S. rule change restricting foreign tax credits in Brazil.
Excluding net special items, the effective tax rate for the first quarter of 2023 was 30%, compared with 28% for the fourth quarter of 2022.

Effects of Net Special Items
Net special items related to continuing operations in the first quarter of 2023 amounted to a net after-tax charge of $11 million ($0.26 per diluted share) compared with net after-tax income of $1 million ($0.02 per diluted share) in the fourth quarter of 2022.

Earnings Webcast

The company will host an audio webcast at 10 a.m. EST / 9 a.m. CST. All interested parties are invited to listen at investors.sylvamo.com.
Parties who wish to participate should call +1-877-336-4440 (U.S.) or +1-409-207-6984 (international) and use access code 7148273. Participants should call in no later than 9:45 a.m. EST / 8:45 a.m. CST.

Replays are available at investors.sylvamo.com for one year and by phone for 90 days, beginning at approximately noon CST the day of the call. To listen to the replay by phone, call +1-866-207-1041 (U.S.) or +1-402-970-0847 (international) and use access code 9951284.
Investor Contact: Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com
Media Contact: Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com
About Sylvamo

Sylvamo Corporation (NYSE: SLVM) is the world's paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 6,500 colleagues. Net sales for 2022 were $3.6 billion. For more information, please visit Sylvamo.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the information under the headings "Second Quarter Outlook" and "Management Summary." Any or all forward-looking statements may turn out to be incorrect, and our actual actions and results could differ materially from what they express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties, and other factors include those disclosed in the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended Dec. 31, 2022, filed with the U.S. Securities and Exchange Commission (SEC) and in our subsequent filings with the SEC, available on our website, Sylvamo.com. These forward-looking statements reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SYLVAMO CORPORATION
Condensed Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31, 2022
	2023		2022
Net Sales	$959		$821		$927
Costs and Expenses
Cost of products sold	688	(a)	620	(d)	654	(g)
Selling and administrative expenses	82	(b)	66	(e)	97	(h)
Depreciation, amortization and cost of timber harvested	35		31		32
Taxes other than payroll and income taxes	6		6		5
Interest expense (income), net	7	(c)	17		17	(i)
Income From Continuing Operations Before Income Taxes	141		81		122
Income tax provision	44		26		34
Net Income From Continuing Operations	97		55		88
Discontinued operations, net of tax	—		(29)	(f)	6	(j)
Net Income (Loss)	$97		$26		$94
Basic Earnings Per Share
Income from continuing operations	$2.28		$1.25		$2.02
Discontinued operations, net of taxes	—		(0.66)		0.14
Net earnings (loss)	$2.28		$0.59		$2.16
Diluted Earnings Per Share
Income from continuing operations	$2.25		$1.25		$1.99
Discontinued operations, net of taxes	—		(0.66)		0.14
Net earnings (loss)	$2.25		$0.59		$2.13
Average Shares of Common Stock Outstanding - Diluted	43		44		44
The accompanying notes are an integral part of this condensed consolidated statement of operations.
Three Months Ended March 31, 2023

(a) Includes incremental expense of $9 million ($7 million after taxes) related to the impact of the step-up of acquired Nymolla inventory sold during the quarter.

(b) Includes a pre-tax loss of $4 million ($3 million after taxes) for transaction costs related to the Nymolla acquisition and pre-tax loss of $4 million ($3 million after taxes) for professional and legal fees related to negotiations resulting in a shareholder cooperation agreement.

(c) Includes $9 million ($6 million after taxes) of interest income related to tax settlements and a pre-tax loss of $5 million ($4 million after taxes) related to debt extinguishment costs.

Three Months Ended March 31, 2022

(d) Includes a pre-tax loss of $2 million ($2 million after taxes) for one-time costs associated with the spin-off.

(e) Includes a pre-tax loss of $3 million ($2 million after taxes) for one-time costs associated with the spin-off.

(f)    Includes a pre-tax charge of $68 million ($57 million after taxes) related to the impairment of our Russian fixed assets.
Three Months Ended December 31, 2022

(g) Includes a pre-tax gain of $10 million ($8 million after taxes) related to hedging the foreign exchange exposure of the Nymolla mill purchase price.

(h) Includes a pre-tax loss of $3 million ($2 million after taxes) for one-time costs associated with the spinoff and a pre-tax loss of $1 million ($1 million after taxes) for transaction costs related to the Nymolla acquisition.

(i)    Includes a pre-tax loss of $5 million ($4 million after taxes) related to debt extinguishment costs.

(j) Includes pre-tax income of $6 million ($6 million after taxes) for the final gain on the disposal of our Russian operations.

SYLVAMO CORPORATION
Reconciliation of Net Income to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31, 2022
	2023	2022
Net Income (Loss)	$97	$26	$94
Less: Discontinued operations, net of tax	—	(29)	6
Net income From Continuing Operations	97	55	88
Add back: Net special items expense (income)	11	4	(1)
Adjusted Operating Earnings	$108	$59	$87

	Three Months Ended March 31,		Three Months Ended December 31, 2022
	2023	2022
Diluted Earnings (Loss) Per Common Share as Reported	$2.25	$0.59	$2.13
Less: Discontinued operations, net of tax	—	(0.66)	0.14
Continuing Operations	2.25	1.25	1.99
Add back: Net special items expense (income)	0.26	0.09	(0.02)
Adjusted Operating Earnings Per Share	$2.51	$1.34	$1.97

SYLVAMO CORPORATION
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended March 31,		Three Months Ended December 31, 2022
	2023	2022
Europe	$248	$117	$119
Latin America	222	215	289
North America	505	508	527
Inter-segment Sales	(16)	(19)	(8)
Net Sales	$959	$821	$927
Operating Profit by Business Segment

	Three Months Ended March 31,				Three Months Ended December 31, 2022
	2023		2022
Europe	$23		$2		$12
Latin America	46		39		56
North America	97		62		65
Business Segment Operating Profit	$166		$103		$133

Income from Continuing Operations Before Income Taxes	$141		$81		$122
Interest expense (income), net	7	(a)	17		17	(d)
Net special items expense (income)	18	(b)	5	(c)	(6)	(e)
Business Segment Operating Profit (f)	$166		$103		$133

Three Months Ended March 31, 2023

(a)    Includes $9 million ($6 million after taxes) of interest income related to tax settlements and a pre-tax loss of $5 million ($4 million after taxes) related to debt extinguishment costs.

(b) Includes a pre-tax loss of $4 million ($3 million after taxes) for transaction costs related to the Nymolla acquisition, a pre-tax loss of $4 million ($3 million after taxes) for professional and legal fees related to negotiations resulting in a shareholder cooperation agreement and incremental expense of $9 million ($7 million after taxes) related to the impact of the step-up of acquired Nymolla inventory sold during the quarter.

Three Months Ended March 31, 2022

(c) Includes a pre-tax loss of $5 million ($4 million after taxes) for one-time costs associated with the spin-off.

Three Months Ended December 31, 2022

(d)    Includes a pre-tax loss of $5 million ($4 million after taxes) related to debt extinguishment costs.

(e) Includes a pre-tax gain of $10 million ($8 million after taxes) related to hedging the foreign exchange exposure of the Nymolla mill purchase price, a pre-tax loss of $3 million ($2 million after taxes) for one-time costs associated with the spinoff, and a pre-tax loss of $1 million ($1 million after taxes) for transaction costs related to the Nymolla acquisition.

(f) As set forth in the chart above, business segment operating profit is defined as income from continuing operations before income taxes, but excluding net interest expense (income) and net special items. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments.

Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITDA Margin
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,		Three Months Ended December 31, 2022
	2023	2022
Net Income (Loss)	$97	$26	$94
Less: Discontinued operations, net of tax	—	(29)	6
Net Income From Continuing Operations	97	55	88
Adjustments:
Income tax provision	44	26	34
Interest expense (income), net	7	17	17
Depreciation, amortization and cost of timber harvested	35	31	32
Stock-based compensation	7	4	4
Transition service agreement expense	—	8	1
Net special items expense (income)	18	5	(6)
Adjusted EBITDA	$208	$146	$170
Net Sales	$959	$821	$927
Adjusted EBITDA Margin	21.7%	17.8%	18.3%

Adjusted EBITDA and Adjusted EBITDA Margin by Business Segment

	Three Months Ended March 31,		Three Months Ended December 31, 2022
	2023	2022
Adjusted EBITDA
Europe	$31	$8	$16
Latin America	63	56	72
North America	114	82	82
Total Business Segment Adjusted EBITDA	$208	$146	$170
Net Sales (excluding discontinued operations and inter-segment sales eliminations)
Europe	$248	$117	$119
Latin America	222	215	289
North America	505	508	527
Total Business Segment Net Sales	$975	$840	$935
Adjusted EBITDA Margin
Europe	13%	7%	13%
Latin America	28%	26%	25%
North America	23%	16%	16%

SYLVAMO CORPORATION
Condensed Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	March 31, 2023	December 31, 2022
Assets
Current Assets
Cash and temporary investments	$191	$360
Accounts and notes receivable, net	441	450
Contract assets	33	30
Inventories	506	364
Other current assets	38	39
Total Current Assets	1,209	1,243
Plants, Properties and Equipment, Net	938	817
Forestlands	340	322
Goodwill	133	128
Right of Use Assets	37	35
Deferred Charges and Other Assets	141	165
Total Assets	$2,798	$2,710
Liabilities and Equity
Current Liabilities
Accounts payable	$409	$453
Notes payable and current maturities of long-term debt	104	29
Accrued payroll and benefits	53	81
Other current liabilities	160	165
Total Current Liabilities	726	728
Long-Term Debt	954	1,003
Deferred Income Taxes	198	183
Other Liabilities	130	118
Equity
Common stock, $1 par value, 200.0 shares authorized, 44.5 shares and 44.2 shares issued and 42.6 shares and 42.6 shares outstanding at March 31, 2023 and December 31, 2022, respectively	44	44
Paid-In Capital	32	25
Retained Earnings	2,116	2,029
Accumulated Other Comprehensive Loss	(1,305)	(1,338)
	887	760
Less: Common stock held in treasury, at cost, 1.9 shares and 1.6 shares at March 31, 2023 and December 31, 2022, respectively	(97)	(82)
Total Equity	790	678
Total Liabilities and Equity	$2,798	$2,710

Condensed Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2023	2022
Operating Activities
Net income from continuing operations	$97	$55
Depreciation, amortization, and cost of timber harvested	35	31
Deferred income tax provision (benefit), net	5	7
Stock-based compensation	7	4
Changes in operating assets and liabilities and other
Accounts and notes receivable	82	16
Inventories	(81)	(26)
Accounts payable and accrued liabilities	(100)	(62)
Other	18	23
Cash Provided By Operating Activities from Continuing Operations	63	48
Cash Provided By Operating Activities from Discontinued Operations, net	—	44
Cash Provided By Operating Activities	63	92
Investment Activities
Invested in capital projects	(61)	(16)
Acquisition of business, net of cash acquired	(167)	—
Cash Provided By (Used for) Investment Activities from Continuing Operations	(228)	(16)
Cash Provided By (Used for) Investment Activities from Discontinued Operations, net	—	(3)
Cash Provided By (Used for) Investment Activities	(228)	(19)
Financing Activities
Dividends paid	(10)	—
Issuance of debt	427	—
Reduction of debt	(407)	(35)
Repurchases of common stock	(10)	—
Other	(8)	(4)
Cash Provided By (Used for) Financing Activities from Continuing Operations	(8)	(39)
Cash Provided By (Used for) Financing Activities from Discontinued Operations, net	—	—
Cash Provided By (Used for) Financing Activities	(8)	(39)
Effect of Exchange Rate Changes on Cash	4	15
Change in Cash Included in Assets Held for Sale	—	46
Change in Cash and Temporary Investments	(169)	3
Cash and Temporary Investments
Beginning of the period	360	159
End of the period	$191	$162

SYLVAMO CORPORATION
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,		Three Months Ended December 31, 2022
	2023	2022
Cash Provided By Operating Activities From Continuing Operations	$63	$48	$142
Adjustments:
Cash invested in capital projects	(61)	(16)	(58)
Free Cash Flow	$2	$32	$84

Reconciliation of Net Income From Continuing Operations to Adjusted EBITDA - 2023 Outlook
Estimates
(In millions)

	Three Months Ended June 30, 2023	Twelve Months Ended December 31, 2023

Net Income From Continuing Operations	$37 - $44	$338 - $370
Adjustments:
Income tax provision	16 - 19	149 - 162
Interest expense (income), net	13	47
Depreciation, amortization and cost of timber harvested	37	148
Stock-based compensation	8	28
Net Special items expense	4	10 - 15
Adjusted EBITDA	$115 - $125	$720 - $770

Reconciliation of Cash Provided by Operations to Free Cash Flow - 2023 Outlook
Estimates
(In millions)

Twelve Months Ended December 31, 2023

Cash Provided By Operating Activities From Continuing Operations	$460 - $515
Adjustments:
Cash invested in capital projects	(210 - 235)
Free Cash Flow	$250 - $280

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as Sylvamo.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.